Exhibit 99.1

Contact:	Jill Swartz T REIT, Inc. 1551 N. Tustin Avenue, Suite 300 Santa Ana, California 92705 714-667-8252 ext. 251 jswartz@nnnrealtyadvisors.com
T REIT, INC. COMPLETES SALE OF ITS INTEREST
IN 1401 ENCLAVE PARKWAY IN HOUSTON, TEXAS
Santa Ana, Calif., June 19, 2007 — Chief Executive Officer and President Jack Maurer announced today that T REIT, Inc. has concluded the sale of its interest in 1401 Enclave Parkway in Houston, Texas. The disposition closed on June 14, 2007.
1401 Enclave Parkway is a 207,000-square-foot, Class A office building located in the Energy Corridor District of Houston, Texas, which is home to many local and multinational growth-oriented energy companies. The six-story building is 90 percent leased to four tenants: The Shaw Group, Inc., Meridian Resource Company, LLC, Lloyd’s Register North America, Inc., and Parker Drilling Company.
In conjunction with the sale of 1401 Enclave Parkway, T REIT’s board of directors has approved a special liquidating distribution of approximately $2,600,000, or approximately $0.56 per share of common stock, to shareholders of record as of July 2, 2007. T REIT anticipates that the distribution will be paid on or about July 6, 2007.
With the sale of 1401 Enclave Parkway, T REIT has sold 10 of its 11 properties, and expects to conclude its plan of liquidation by December 31, 2007.
Triple Net Properties, LLC serves as the advisor to T REIT and manages its day-to-day operations. Triple Net Properties, LLC is a wholly-owned subsidiary of NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm. Triple Net Properties, LLC and affiliates manage a growing portfolio of more than 35 million square feet of real estate, including nearly 7,600 apartment units, with a combined market value of approximately $4.8 billion. Triple Net Properties, LLC and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including tenant-in-common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, real estate investment trusts (REITs), value added property funds, and institutional investments.
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This press release contains certain forward-looking statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to the implementation of our liquidation strategy; uncertainties and contingencies relating to the disposition of properties pursuant to our purchase and sale agreements; uncertainties relating to our asset portfolio; uncertainties relating to changes in general economic and real estate conditions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.
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